QEP RESOURCES REPORTS THIRD QUARTER 2020 FINANCIAL AND OPERATING RESULTS

DENVER — October 28, 2020 — QEP Resources, Inc. (NYSE: QEP) (QEP or the Company) today reported third quarter 2020 financial and operating results.

Third Quarter 2020 Highlights

▪Received a $170.7 million Alternative Minimum Tax (AMT) credit refund, which included $5.6 million of interest income
▪Generated $329.6 million of Net Cash Provided from Operating Activities
▪Delivered $98.3 million of Free Cash Flow (a non-GAAP measure)
▪Redeemed the remaining $275.3 million in principal amount of the 2021 Senior Notes
▪Recorded an additional income tax receivable of $81.0 million for AMT credit refunds

"Our third quarter 2020 results exhibit both the strength of our core assets and the success of the financial and operational decisions we have made over the last two years," commented Tim Cutt, President and CEO of QEP. "Our financial outlook for full-year 2020 has continued to improve and we now expect to spend approximately $340 million of capital and generate more than $200 million in Free Cash Flow at strip prices as we continue to prioritize profitability and financial discipline over production growth.

"During the quarter we received our $170.7 million tax refund ahead of our expected timeline, which enabled us to redeem our 2021 Senior Notes five months before their due date. The redemption of the senior notes is another important step toward our corporate goal of strengthening our balance sheet and improving liquidity. Since January of 2019 we have reduced our outstanding debt by more than $900 million through a combination of free cash flow generation, tax refunds and asset divestiture proceeds.

“We currently plan to invest approximately $300 million in 2021 to maintain a relatively flat production profile and expect to deliver free cash flow down to a WTI price of $35 per barrel. We have established one of the lowest operating and development cost structures in the Permian Basin and will continue to manage costs down, while minimizing our impact on the environment, and protecting the health, safety and well-being of our employees, contractors and community partners," concluded Cutt.

The Company has posted to its website www.qepres.com a presentation that supplements the information provided in this release.

OPERATIONS UPDATE

For the third quarter 2020, the Company drilled a total of nine gross horizontal wells in the Permian Basin and completed two gross horizontal wells in the Williston Basin. The average lateral length for the wells drilled in the Permian Basin in the third quarter was 12,548 feet. The average lateral length for the wells completed in the Williston Basin in the third quarter was 12,258 feet. In addition, five non-operated wells were put on production in the Williston Basin late in the third quarter 2020.

Production in the Permian Basin was 4.4 million barrels of oil equivalent (MMboe) in the third quarter 2020, a decrease of 23% compared with the third quarter 2019. The decrease was a result of decreased drilling activity and the suspension of completion activity in the basin during the quarter. Production in the Williston Basin was 2.7 MMboe in the third quarter 2020, a decrease of 2% compared with the third quarter 2019. The decrease was a result of reduced operated drilling and completion activity in the basin, partially offset by an increase in non-operated activity. Total Company oil equivalent production was 7.1 MMboe in the third quarter of 2020, a decrease of 16% compared with the third quarter 2019. As of September 30, 2020, the Company had two operated drilling rigs in the Permian Basin and no operated activity in the Williston Basin.

Oil and condensate production in the Permian Basin was 2.8 million barrels (MMbbl) in the third quarter 2020, a decrease of 29% over the third quarter 2019. Total Company oil and condensate production was 4.4 MMbbl in the third quarter 2020, down 22% compared with the third quarter 2019. The oil and condensate production decrease was primarily the result of a decrease in volumes in the Permian Basin due to reduced drilling activity and the suspension of completion activity in response to market conditions.

FINANCIAL UPDATE

The Company reported a net loss of $49.2 million in the third quarter 2020, or $0.20 per diluted share, compared with net income of $81.0 million, or $0.34 per diluted share, in the third quarter 2019. The $130.2 million decrease was primarily due to a $196.1 million increase in unrealized derivative losses, partially offset by a $81.8 million increase in income tax benefits.

Net income (loss) includes non-cash gains and losses associated with the change in the fair value of derivative instruments, gains and losses from asset sales, gains and losses from debt extinguishment, asset impairments and certain other items. Excluding these items, the Company's third quarter 2020 Adjusted Net Income (a non-GAAP measure) was $31.2 million, or $0.13 per diluted share, compared with an Adjusted Net Income of $11.0 million, or $0.05 per diluted share, for the third quarter 2019.

Adjusted EBITDA for the third quarter 2020 was $160.4 million compared with $193.5 million in the third quarter 2019, a 17% decrease. The decrease was primarily due to a $129.8 million decrease in oil, gas, and NGL sales, which was due to a 29% decrease in average field-level equivalent prices and a 16% decrease in total oil equivalent production volumes, partially offset by a $74.5 million increase in realized derivative gains, a $8.7 million reduction in general and administrative expenses, a $6.0 million decrease in production and property taxes and a $5.6 million reduction in transportation and processing costs.

The definitions and reconciliations of Adjusted Net Income and Adjusted EBITDA are provided under the heading Non-GAAP Measures at the end of this release.

Capital Investment

Capital investment, excluding property acquisitions, was $38.4 million (on an accrual basis) for the third quarter 2020, compared with $128.9 million for the third quarter 2019, of which $35.7 million related to the drilling, completion and equipping of wells. The decrease in capital expenditures was primarily related to our decision to significantly reduce development activity in response to market conditions in both the Permian and Williston basins, and by peer leading drilling and completion costs in the Permian Basin.

Operating Expenses

During the third quarter 2020, lease operating expense (LOE) was $35.5 million, a decrease of 7% compared with the third quarter 2019. The decrease was primarily due to a decrease in workover activity in the Williston Basin, a decrease in water disposal costs in the Williston and Permian basins and continuing efforts to reduce operating expenses. These decreases were partially offset by an increase in workover activity in the Permian Basin. Total Company LOE was $5.03 per Boe in the third quarter 2020, including Permian Basin LOE of $4.02 per Boe.

During the third quarter 2020, transportation and processing costs were $12.4 million, a decrease of 31% compared with the third quarter 2019. Adjusted transportation and processing costs (a non-GAAP measure) were $28.4 million, a decrease of 12% compared with the third quarter 2019. The decrease was primarily due to the recognition of $7.7 million of firm transportation expense in the third quarter of 2019 related to future obligations in an area in which the Company no longer has production operations as well as decreased production in the Permian and Williston basins, partially offset by an increase in gathering and processing rates in the Permian and Williston basins. During the third quarter 2020, transportation and processing costs were $1.77 per Boe, while Adjusted transportation and processing costs were $4.04 per Boe.

The definition and reconciliation of Adjusted transportation and processing costs is provided under the heading Non-GAAP Measures at the end of this release.

During the third quarter 2020, general and administrative (G&A) expense was $20.9 million, a decrease of 29% compared with the third quarter 2019. The decrease was primarily related to workforce reductions and a reduction in strategic initiative costs, partially offset by an increase in market value on the deferred compensation plan and performance share units. For the first three quarters of 2020, G&A expense decreased 49% compared with the first three quarters 2019, primarily due to the work force reductions, lower expenses associated with strategic initiatives in 2019 and a decrease in expense related to decreased market value on the deferred compensation plan. During the third quarter 2020, total G&A was $2.96 per Boe of which $2.34 per Boe was general and administrative expense excluding share-based and deferred compensation.

Liquidity

Net Cash Provided by Operating Activities for the third quarter 2020 was $329.6 million compared with $146.3 million for the third quarter 2019.

The Company generated Free Cash Flow of $98.3 million for the third quarter 2020 compared with $38.1 million in the third quarter 2019, an improvement of $60.2 million. The improvement was primarily due to a $90.5 million decrease in accrued property, plant and equipment capital expenditures, and a $4.2 million decrease in interest expense, excluding amortization of debt issuance costs and discounts, partially offset by a $33.1 million decrease in Adjusted EBITDA.

Net Cash Provided by Operating Activities for the nine months ended September 30, 2020, was $554.0 million compared with $342.0 million for the nine months ended September 30, 2019.

The Company generated Free Cash Flow of $162.0 million during the first three quarters of 2020 compared with an outspend of $66.0 million during the first three quarters of 2019, an improvement of $228.0 million. The improvement was primarily due to a $212.5 million decrease in accrued property, plant and equipment capital expenditures, driven by reducing drilling and suspending completion activity until the fourth quarter of 2020 and by peer leading drilling and completion costs in the Permian Basin, an $11.8 million increase in Adjusted EBITDA, and a $9.9 million decrease in interest expense, excluding amortization of debt issuance costs and discounts. In the first three quarters of 2020, Adjusted EBITDA increased to $491.6 million compared with $479.8 million in the first three quarters of 2019. The improvement was primarily due to a $259.4 million increase in realized derivative gains, a $61.3 million decrease in general and administrative expenses, a $31.0 million decrease in lease operating costs and a $25.3 million reduction in production and property taxes. These improvements were partially offset by a $359.9 million decrease in oil, gas and NGL sales, primarily due to a 37% decrease in average field-level prices.

During the third quarter 2020, QEP redeemed the remaining $275.3 million in principal amount of its outstanding 6.875% Senior Notes due March 2021.

As of September 30, 2020, QEP had $9.5 million in cash and cash equivalents, no borrowings under its revolving credit facility, $11.9 million in letters of credit outstanding and was in compliance with the covenants under its credit agreement. The Company also has a $81.0 million income tax receivable as of September 30, 2020, primarily attributable to AMT credit refunds that were accelerated by the Coronavirus Aid, Relief, and Economic Security Act stimulus bill. The Company anticipates it will receive $50.1 million of the AMT credit refunds within the next twelve months.

The definitions and reconciliations of Free Cash Flow and Adjusted EBITDA are provided under the heading Non-GAAP Measures at the end of this release.

Updated 2020 Guidance

QEP's updated 2020 guidance assumes: (i) commodity strip prices as of September 30, 2020, adjusted for applicable commodity and location differentials, (ii) that QEP will elect to recover ethane from its produced gas in the Permian Basin where processing economics support it, and (iii) no property acquisitions or divestitures, other than those already disclosed.

	2020	2020
	Prior Guidance (1)	Updated Guidance
Oil & condensate production (MMbbl)	19.0 - 19.5	19.4 - 19.7
Gas production (Bcf)	30.0 - 33.0	31.0 - 32.0
NGL production (MMbbl)	4.1 - 4.6	4.6 - 5.1
Total oil equivalent production (MMboe)	28.1 - 29.6	29.2 - 30.1

Lease operating expense (per Boe)	$5.00 - $5.30	$4.60 - $4.90
Adjusted transportation and processing costs (per Boe) (2)	$3.60 - $3.90	$3.50 - $3.80
Depletion, depreciation and amortization (per Boe)	$17.75 - $18.75	$17.75 - $18.75
Production and property taxes (% of field-level revenue)	8.5%	8.5%
(in millions)
General and administrative expense (3)	$85.0 - $90.0	$85.0 - $88.0

Capital investment (excluding property acquisitions)
Drilling, completion and equipment (4)	$325.0 - $360.0	$319.0 - $329.0
Midstream infrastructure(5)	$12.0 - $15.0	$12.0 - $15.0
Corporate	$3.0 - $5.0	$2.0 - $3.0
Total capital investment (excluding property acquisitions)	$340.0 - $380.0	$333.0 - $347.0

Wells put on production (net)	44	50
Refracs put on production (net)	5	5
____________________________
(1)Prior guidance as of July 29, 2020.
(2)Adjusted transportation and processing costs (per Boe) is a non-GAAP measure. Refer to the definitions and reconciliations of Non-GAAP Measures at the end of this release.
(3)The mid-point of general and administrative expense includes approximately $11.0 million of expenses related to cash and non-cash share-based compensation and our deferred compensation plan mark-to-market. Because our cash share-based compensation and our deferred compensation plan liabilities fluctuate with stock price changes, the amount of actual expense may vary from the forecasted amount.
(4)Drilling, Completion and Equipment includes approximately $30.0 million of non-operated well costs.
(5)Includes capital expenditures in the Permian Basin associated with (i) water sourcing, gathering, recycling and disposal and (ii) crude oil and natural gas gathering system.

The following tables present QEP's volumes and average prices for its open derivative positions as of October 21, 2020:

Production Commodity Derivative Swaps
Year	Index	Total Volumes	Average Swap Price per Unit
		(in millions)
Oil sales		(bbls)	($/bbl)
2020	NYMEX WTI	3.9	$57.60
2020	Argus WTI Midland	0.4	$57.30
2021 (January - June)	NYMEX WTI	5.2	$44.70
2021 (July - December)	NYMEX WTI	5.2	$42.24
Gas sales		(MMbtu)	($/MMbtu)
2020	IF Waha	3.7	$0.97
2020	NYMEX HH	2.8	$2.20
2021	IF Waha	18.2	$1.92
2021	NYMEX HH	9.1	$2.44

Production Commodity Derivative Basis Swaps
Year	Index	Basis	Total Volumes	Weighted-Average Differential
			(in millions)
Oil sales			(bbls)	($/bbl)
2020	NYMEX WTI	Argus WTI Midland	1.8	$0.22
2021	NYMEX WTI	Argus WTI Midland	4.4	$0.99

Production Commodity Derivative Oil Costless Collars
Year	Index	Total Volumes	Average Price Floor	Average Price Ceiling
		(in millions)
		(bbls)	($/bbl)	($/bbl)
2021	NYMEX WTI	0.4	$40.00	$49.20
Third Quarter 2020 Results Conference Call

QEP’s management will discuss third quarter 2020 results in a conference call tomorrow, October 29, 2020, beginning at 9:00 a.m. ET. The conference call can be accessed at www.qepres.com. You may also participate in the conference call by dialing (877) 869-3847 in the U.S. or Canada and (201) 689-8261 for international calls. A replay of the teleconference will be available on the website immediately after the call through November 29, 2020, or by dialing (877) 660-6853 in the U.S. or Canada and (201) 612-7415 for international calls, and then entering the conference ID #13711861. In addition, QEP’s slides for the third quarter 2020 can be found on the Company’s website.

About QEP Resources, Inc.

QEP Resources, Inc. (NYSE: QEP) is an independent crude oil and natural gas exploration and production company focused in two regions of the United States: the Southern Region (primarily in Texas) and the Northern Region (primarily in North Dakota). For more information, visit QEP's website at: www.qepres.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of Section 27(a) of the Securities Act of 1933, as amended, and Section 21(e) of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “forecasts,” “plans,” “estimates,” “expects,” “should,” “will” or other similar expressions. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. These forward-looking statements include statements regarding: expectations regarding the Company's outlook for 2020 and 2021; reductions in expected capital expenditures; generation of Free Cash Flow; de-levering the Company's balance sheet and improving liquidity; anticipated receipt of AMT refunds under the Coronavirus Aid, Relief, and Economic Security Act stimulus bill; expectations regarding drilling and completion activity in the Permian Basin; our ability to execute our business plan; our 2021 break-even price and capital expenditures; updated 2020 guidance and certain underlying assumptions related thereto; and usefulness of non-GAAP measures. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to: the length and severity of the recent outbreak of the COVID-19 virus and its impact on QEP’s business; changes in oil, gas and NGL prices; liquidity constraints, including those resulting from the cost or unavailability of financing due to debt and equity capital and credit market conditions, changes in QEP’s credit rating, QEP’s compliance with loan covenants, the increasing credit pressure on QEP’s industry or demands for cash collateral by counterparties to derivative and other contracts; market conditions; global geopolitical and macroeconomic factors; the activities of the Organization of Petroleum Exporting Countries and other oil producing countries such as Russia; general economic conditions, including interest rates; changes in local, regional, national and global demand for natural oil, gas and NGL; impact of new laws and regulations, including the use of hydraulic fracture stimulation; impact of U.S. dollar exchange rates on oil, gas and NGL prices; elimination of federal income tax deductions for oil and gas exploration and development; guidance for implementation of the Tax Cuts and Jobs Act; actual proceeds from asset sales; actions of activist shareholders; tariffs on products QEP uses in its operations or on the products QEP sells; drilling results; shortages of oilfield equipment, services and personnel; the availability of storage and refining capacity; operating risks such as unexpected drilling conditions; transportation constraints, including gas and crude oil pipeline takeaway capacity in the Permian and Williston basins; weather conditions; changes in maintenance, service and construction costs; permitting delays; outcome of contingencies such as legal proceedings; inadequate supplies of water and/or lack of water disposal sources; credit worthiness of counterparties to agreements; and the other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission, including the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as updated by the Risk Factors section of the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020. QEP Resources undertakes no obligation to publicly correct or update the forward-looking statements in this news release, in other documents, or on the website to reflect future events or circumstances. All such statements are expressly qualified by this cautionary statement.

Contact
Investors/Media:
William I. Kent, IRC
Director, Investor Relations
303-405-6665

QEP RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
REVENUES	(in millions, except per share amounts)
Oil and condensate, gas and NGL sales	$175.8	$305.6	$515.9	$875.8
Other revenues	1.4	1.8	1.6	7.1
Purchased oil and gas sales	0.6	0.1	6.7	1.4
Total Revenues	177.8	307.5	524.2	884.3
OPERATING EXPENSES
Purchased oil and gas expense	0.8	0.1	8.2	1.5
Lease operating expense	35.5	38.3	104.5	135.5
Transportation and processing costs	12.4	18.0	38.2	38.8
Gathering and other expense	3.4	3.1	8.9	9.9
General and administrative	20.9	29.6	63.1	124.4
Production and property taxes	14.0	20.0	42.3	67.6
Depreciation, depletion and amortization	133.0	144.2	424.6	395.5
Impairment	—	—	—	5.0
Total Operating Expenses	220.0	253.3	689.8	778.2
Net gain (loss) from asset sales, inclusive of restructuring costs	0.1	(2.1)	3.8	2.5
OPERATING INCOME (LOSS)	(42.1)	52.1	(161.8)	108.6
Realized and unrealized gains (losses) on derivative contracts	(34.2)	87.4	317.0	(55.8)
Interest and other income (expense)	7.7	0.9	7.7	4.6
Gain (loss) from early extinguishment of debt	(7.4)	—	18.2	—
Interest expense	(28.4)	(32.8)	(89.8)	(100.0)
INCOME (LOSS) BEFORE INCOME TAXES	(104.4)	107.6	91.3	(42.6)
Income tax (provision) benefit	55.2	(26.6)	42.5	55.7
NET INCOME (LOSS)	$(49.2)	$81.0	$133.8	$13.1

Earnings (loss) per common share
Basic	$(0.20)	$0.34	$0.55	$0.06
Diluted	$(0.20)	$0.34	$0.55	$0.06

Weighted-average common shares outstanding
Used in basic calculation	242.3	237.9	241.2	237.7
Used in diluted calculation	242.3	237.9	241.2	237.7

QEP RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2020	December 31, 2019
ASSETS	(in millions)
Current Assets
Cash and cash equivalents	$9.5	$166.3
Accounts receivable, net	84.1	108.4
Income tax receivable	50.5	37.4
Fair value of derivative contracts	77.5	1.5
Prepaid expenses and other current assets	8.5	11.6
Total Current Assets	230.1	325.2
Property, Plant and Equipment (successful efforts method for oil and gas properties)
Proved properties	9,812.9	9,574.9
Unproved properties	544.2	599.1
Gathering and other	165.5	164.2
Materials and supplies	16.9	15.6
Total Property, Plant and Equipment	10,539.5	10,353.8
Less Accumulated Depreciation, Depletion and Amortization
Exploration and production	5,603.6	5,250.5
Gathering and other	68.5	61.0
Total Accumulated Depreciation, Depletion and Amortization	5,672.1	5,311.5
Net Property, Plant and Equipment	4,867.4	5,042.3
Fair value of derivative contracts	0.8	0.2
Operating lease right-of-use assets, net	52.7	56.8
Other noncurrent assets	85.7	53.3
TOTAL ASSETS	$5,236.7	$5,477.8
LIABILITIES AND EQUITY
Current Liabilities
Checks outstanding in excess of cash balances	$—	$18.3
Accounts payable and accrued expenses	164.5	227.2
Production and property taxes	10.7	18.9
Interest payable	29.1	31.0
Fair value of derivative contracts	4.7	18.7
Current operating lease liabilities	22.6	18.0
Asset retirement obligations	7.1	6.0
Total Current Liabilities	238.7	338.1
Long-term debt	1,590.4	2,015.6
Deferred income taxes	440.0	274.5
Asset retirement obligations	94.8	94.9
Fair value of derivative contracts	6.7	0.5
Operating lease liabilities	35.4	44.8
Other long-term liabilities	32.1	48.8
Commitments and contingencies
EQUITY
Common stock – par value $0.01 per share; 500.0 million shares authorized; 247.2 million and 242.1 million shares issued, respectively	2.5	2.4
Treasury stock – 5.0 million and 4.4 million shares, respectively	(56.7)	(55.4)
Additional paid-in capital	1,466.2	1,456.5
Retained earnings	1,398.6	1,269.6
Accumulated other comprehensive income (loss)	(12.0)	(12.5)
Total Common Shareholders' Equity	2,798.6	2,660.6
TOTAL LIABILITIES AND EQUITY	$5,236.7	$5,477.8

QEP RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
OPERATING ACTIVITIES	(in millions)
Net income (loss)	$(49.2)	$81.0	$133.8	$13.1
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	133.0	144.2	424.6	395.5
Deferred income taxes (benefit)	23.9	26.5	165.3	(61.2)
Impairment	—	—	—	5.0
Non-cash share-based compensation	2.9	5.0	9.3	16.2
Non-cash (gain) loss from warehouse inventory	0.7	—	0.7	—
Amortization of debt issuance costs and discounts	1.1	1.3	3.7	4.0
Net (gain) loss from asset sales, inclusive of restructuring costs	(0.1)	2.1	(3.8)	(2.5)
Gain from early extinguishment of debt	7.4	—	(18.2)	—
Unrealized (gains) losses on marketable securities	(1.1)	(0.1)	(1.1)	(2.8)
Unrealized (gains) losses on derivative contracts	103.8	(92.3)	(84.4)	29.0
Changes in operating assets and liabilities	107.2	(21.4)	(75.9)	(54.3)
Net Cash Provided by (Used in) Operating Activities	329.6	146.3	554.0	342.0
INVESTING ACTIVITIES
Property acquisitions	—	(1.8)	(4.1)	(3.6)
Expenditures for property, plant and equipment, including exploratory well expense	(38.7)	(148.4)	(284.5)	(465.2)
Proceeds from disposition of assets	0.5	9.8	13.4	676.5
Net Cash Provided by (Used in) Investing Activities	(38.2)	(140.4)	(275.2)	207.7
FINANCING ACTIVITIES
Checks outstanding in excess of cash balances	(2.4)	(4.6)	(18.3)	(13.9)
Long-term debt issuance costs paid	—	—	(0.5)	—
Repurchases and redemption of senior notes	(282.6)	—	(410.3)	—
Proceeds from credit facility	21.1	—	21.1	56.0
Repayments of credit facility	(21.1)	—	(21.1)	(486.0)
Treasury stock repurchases	(0.1)	(0.7)	(0.8)	(7.0)
Dividends paid	—	(4.8)	(4.8)	(4.8)
Net Cash Provided by (Used in) Financing Activities	(285.1)	(10.1)	(434.7)	(455.7)
Change in cash, cash equivalents and restricted cash	6.3	(4.2)	(155.9)	94.0
Beginning cash, cash equivalents and restricted cash	34.2	126.3	196.4	28.1
Ending cash, cash equivalents and restricted cash	$40.5	$122.1	$40.5	$122.1

	Production by Region
	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	Change	2020	2019	Change
	(in Mboe)
Northern Region
Williston Basin	2,680.6	2,722.5	(2)%	8,173.7	9,061.9	(10)%
Other Northern	0.1	19.4	(99)%	7.1	65.1	(89)%
Total Northern Region	2,680.7	2,741.9	(2)%	8,180.8	9,127.0	(10)%
Southern Region
Permian Basin	4,376.2	5,658.5	(23)%	14,776.1	14,293.2	3%
Haynesville/Cotton Valley	—	(0.4)	(100)%	—	310.5	(100)%
Other Southern	0.1	4.0	(98)%	3.9	14.3	(73)%
Total Southern Region	4,376.3	5,662.1	(23)%	14,780.0	14,618.0	1%
Total production	7,057.0	8,404.0	(16)%	22,960.8	23,745.0	(3)%

	Total Production
	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	Change	2020	2019	Change
Oil and condensate (Mbbl)	4,447.3	5,670.5	(22)%	15,124.9	15,904.4	(5)%
Gas (Bcf)	7.8	8.2	(5)%	24.0	24.6	(2)%
NGL (Mbbl)	1,287.1	1,383.0	(7)%	3,820.8	3,747.8	2%
Total production (Mboe)	7,057.0	8,404.0	(16)%	22,960.8	23,745.0	(3)%
Average daily production (Mboe)	76.7	91.3	(16)%	83.8	87.0	(4)%

	Prices
	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	Change	2020	2019	Change
Oil (per bbl)
Average field-level price	$38.07	$52.70		$33.58	$52.44
Commodity derivative impact	15.82	(0.87)		15.41	(1.50)
Net realized price	$53.89	$51.83	4%	$48.99	$50.94	(4)%
Gas (per Mcf)
Average field-level price	$1.17	$1.13		$1.02	$1.61
Commodity derivative impact	(0.10)	—		(0.02)	(0.12)
Net realized price	$1.07	$1.13	(5)%	$1.00	$1.49	(33)%
NGL (per bbl)
Average field-level price	$10.23	$8.63		$7.62	$11.50
Commodity derivative impact	—	—		—	—
Net realized price	$10.23	$8.63	19%	$7.62	$11.50	(34)%
Average net equivalent price (per Boe)
Average field-level equivalent price	$27.17	$38.06		$24.46	$38.60
Commodity derivative impact	9.86	(0.59)		10.13	(1.13)
Net realized equivalent price	$37.03	$37.47	(1)%	$34.59	$37.47	(8)%

	Operating Expenses
	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	Change	2020	2019	Change
	(in millions)
Lease operating expense	$35.5	$38.3	(7)%	$104.5	$135.5	(23)%
Adjusted transportation and processing costs(1)	28.4	32.2	(12)%	83.8	79.5	5%
Production and property taxes	14.0	20.0	(30)%	42.3	67.6	(37)%
Total production costs	$77.9	$90.5	(14)%	$230.6	$282.6	(18)%

	(per Boe)
Lease operating expense	$5.03	$4.56	10%	$4.55	$5.71	(20)%
Adjusted transportation and processing costs(1)	4.04	3.83	5%	3.65	3.34	9%
Production and property taxes	1.98	2.38	(17)%	1.84	2.85	(35)%
Total production costs	$11.05	$10.77	3%	$10.04	$11.90	(16)%
 ____________________________
(1)Adjusted transportation and processing costs is a non-GAAP measure. The definition and reconciliation of Adjusted transportation and processing costs to transportation and processing costs, as presented, are provided within Non-GAAP Measures at the end of this release.

	General and Administrative Expenses
	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	Change	2020	2019	Change
	(in millions)
General and administrative (excluding share-based and deferred compensation)	$16.5	$28.6	$(12.1)	$54.8	$102.8	$(48.0)
General and administrative (share-based and deferred compensation):
Cash share-based compensation (1)	1.0	(0.9)	$1.9	1.7	4.8	(3.1)
Non-cash share-based compensation (1)	2.9	5.0	$(2.1)	9.3	16.2	(6.9)
Deferred compensation mark-to-market adjustments (2)	0.5	(3.1)	$3.6	(2.7)	0.6	(3.3)
Total General and administrative	$20.9	$29.6	$(8.7)	$63.1	$124.4	$(61.3)
	(per Boe)
General and administrative (excluding share-based and deferred compensation)	$2.34	$3.40	$(1.06)	$2.39	$4.33	$(1.94)
General and administrative (share-based and deferred compensation):
Cash share-based compensation (1)	0.14	(0.11)	0.25	0.07	0.20	(0.13)
Non-cash share-based compensation (1)	0.41	0.59	(0.18)	0.41	0.68	(0.27)
Deferred compensation mark-to-market adjustments (2)	0.07	(0.37)	0.44	(0.12)	0.03	(0.15)
Total General and administrative	$2.96	$3.51	$(0.55)	$2.75	$5.24	$(2.49)
 ____________________________
(1)Cash share-based compensation represents restricted cash awards, performance share units and restricted share units recorded under the Company's Long-Term Incentive and Cash Incentive Plan. Non-cash share-based compensation represents stock options and restricted share awards recorded under the Company's Long-Term Incentive Plan. Refer to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 for more information on share-based compensation.
(2)Deferred compensation mark-to-market adjustments represents mark-to-market adjustments of the Company's nonqualified, unfunded deferred compensation wrap plan (Wrap Plan). Refer to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 for more information on the Wrap Plan.

QEP RESOURCES, INC.
NON-GAAP MEASURES
(Unaudited)

Adjusted EBITDA

This release contains references to the non-GAAP measure of Adjusted EBITDA. Management defines Adjusted EBITDA as earnings before interest, income taxes, depreciation, depletion and amortization (EBITDA), adjusted to exclude changes in fair value of derivative contracts, exploration expenses, gains and losses from asset sales, impairment, loss from early extinguishment of debt and certain other items. Management uses Adjusted EBITDA to evaluate QEP’s financial performance and trends, make operating decisions, and allocate resources. Management believes the measure is useful supplemental information for investors because it eliminates the impact of certain nonrecurring, non-cash and/or other items that management does not consider as indicative of QEP’s performance from period to period. QEP’s Adjusted EBITDA may be determined or calculated differently than similarly titled measures of other companies in our industry, which would reduce the usefulness of this non-GAAP financial measure when comparing our performance to that of other companies.

Below is a reconciliation of Net Income (Loss) (a GAAP measure) to Adjusted EBITDA. This non-GAAP measure should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(in millions)
Net income (loss)	$(49.2)	$81.0	$133.8	$13.1
Interest expense	28.4	32.8	89.8	100.0
Interest and other (income) expense	(7.7)	(0.9)	(7.7)	(4.6)
Income tax provision (benefit)	(55.2)	26.6	(42.5)	(55.7)
Depreciation, depletion and amortization	133.0	144.2	424.6	395.5
Unrealized (gains) losses on derivative contracts	103.8	(92.3)	(84.4)	29.0
(Gain)/loss from early extinguishment of debt	7.4	—	(18.2)	—
Net (gain) loss from asset sales, inclusive of restructuring costs	(0.1)	2.1	(3.8)	(2.5)
Impairment	—	—	—	5.0
Adjusted EBITDA	$160.4	$193.5	$491.6	$479.8

Free Cash Flow

This release contains references to the non-GAAP measure of Free Cash Flow. Management defines Free Cash Flow as Adjusted EBITDA plus certain non-cash items that are included in Net Cash Provided by (Used in) Operating Activities but excluded from Adjusted EBITDA less interest expense, excluding amortization of debt issuance costs and discounts, and accrued property, plant and equipment capital expenditures. Management believes that this measure is useful to management and investors for analysis of the Company's ability to repay debt, fund acquisitions or repurchase stock.

Below is a reconciliation of Net Cash Provided by (Used in) Operating Activities (the most comparable GAAP measure) to Free Cash Flow. This non-GAAP measure should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
	(in millions)
Cash Flow Information:
Net Cash Provided by (Used in) Operating Activities	$329.6	$146.3	$554.0	$342.0
Net Cash Provided by (Used in) Investing Activities	(38.2)	(140.4)	(275.2)	207.7
Net Cash Provided by (Used in) Financing Activities	(285.1)	(10.1)	(434.7)	(455.7)

Free Cash Flow
Net Cash Provided by (Used in) Operating Activities	$329.6	$146.3	$554.0	$342.0
Amortization of debt issuance costs and discounts	(1.1)	(1.3)	(3.7)	(4.0)
Interest expense	28.4	32.8	89.8	100.0
Unrealized gains (losses) on marketable securities	1.1	0.1	1.1	2.8
Interest and other (income) expense	(7.7)	(0.9)	(7.7)	(4.6)
Deferred income taxes	(23.9)	(26.5)	(165.3)	61.2
Income tax provision (benefit)	(55.2)	26.6	(42.5)	(55.7)
Non-cash share-based compensation	(2.9)	(5.0)	(9.3)	(16.2)
Non-cash gain (loss) from warehouse inventory	(0.7)	—	(0.7)	—
Changes in operating assets and liabilities	(107.2)	21.4	75.9	54.3
Adjusted EBITDA	160.4	193.5	491.6	479.8
Non-cash share-based compensation	2.9	5.0	9.3	16.2
Non-cash (gain) loss from warehouse inventory	0.7	—	0.7	—
Interest expense, excluding amortization of debt issuance costs and discounts	(27.3)	(31.5)	(86.1)	(96.0)
Accrued property, plant and equipment capital expenditures	(38.4)	(128.9)	(253.5)	(466.0)
Free Cash Flow	$98.3	$38.1	$162.0	$(66.0)

This release includes a Free Cash Flow estimate for 2020. We are unable, however, to provide a quantitative reconciliation of the forward-looking non-GAAP measure to its most directly comparable forward-looking GAAP measure because management cannot reliably quantify certain of the necessary components of such forward-looking GAAP measure. The reconciling items in future periods could be significant.

Adjusted Net Income (Loss)

This release also contains references to the non-GAAP measure of Adjusted Net Income (Loss). Management defines Adjusted Net Income (Loss) as earnings excluding changes in fair value of derivative contracts, gains and losses from asset sales, impairment and certain other items. Management uses Adjusted Net Income (Loss) to evaluate QEP’s financial performance and trends, make operating decisions, and allocate resources. Management believes the measure is useful supplemental information for investors because it eliminates the impact of certain nonrecurring, non-cash and/or other items that management does not consider as indicative of QEP’s performance from period to period. QEP’s Adjusted Net Income (Loss) may be determined or calculated differently than similarly titled measures of other companies in our industry, which would reduce the usefulness of this non-GAAP financial measure when comparing our performance to that of other companies.

Below is a reconciliation of Net Income (Loss) (the most comparable GAAP measure) to Adjusted Net Income (Loss). This non-GAAP measure should be considered by the reader in addition to, but not instead of, the financial measure prepared in accordance with GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in millions, except earnings per share)
Net income (loss)	$(49.2)	$81.0	$133.8	$13.1
Adjustments to net income (loss)
Unrealized (gains) losses on derivative contracts	103.8	(92.3)	(84.4)	29.0
Income taxes on unrealized (gains) losses on derivative contracts(1)	(23.3)	20.7	(39.2)	(37.9)
Net (gain) loss from asset sales, inclusive of restructuring costs	(0.1)	2.1	(3.8)	(2.5)
Income taxes on net (gain) loss from asset sales, inclusive of restructuring costs(1)	—	(0.5)	(1.8)	3.3
Impairment	—	—	—	5.0
Income taxes on impairment(1)	—	—	—	(6.5)
Total after tax adjustments to net income	$80.4	$(70.0)	$(129.2)	$(9.6)
Adjusted Net Income (Loss)	$31.2	$11.0	$4.6	$3.5

Earnings (Loss) per Common Share
Diluted earnings per share	$(0.20)	$0.34	$0.55	$0.06
Diluted after-tax adjustments to net income (loss) per share	0.33	(0.29)	(0.54)	(0.04)
Diluted Adjusted Net Income per share	$0.13	$0.05	$0.01	$0.02

Weighted-average common shares outstanding
Diluted	242.3	237.9	241.2	237.7
____________________________
(1)Income tax impact of adjustments is calculated using QEP’s statutory rate of 22.4% for the three months ended September 30, 2020 and 2019, and QEP's effective tax rate of negative 46.5% and 130.8% for the nine months ended September 30, 2020 and 2019, respectively.

Adjusted Transportation and Processing Costs

This release contains references to the non-GAAP measure of Adjusted transportation and processing costs. Management defines Adjusted transportation and processing costs as transportation and processing costs presented on the Condensed Consolidated Statements of Operations and transportation and processing costs that are included as part of "Oil and condensate, gas and NGL sales" on the Condensed Consolidated Statements of Operations. These costs are added together to reflect the total transportation and processing costs associated with QEP's production. Management believes that Adjusted transportation and processing costs is useful supplemental information for investors as this non-GAAP measure, collectively with the Company’s lease operating expenses and production and severance taxes, more completely reflect the Company’s total production costs required to operate the wells for the period.

Below is a reconciliation of Adjusted transportation and processing costs to transportation and processing costs as presented on the Condensed Consolidated Statements of Operations (the most comparable GAAP measure). This non-GAAP measure should be considered by the reader in addition to but not instead of, the financial statements prepared in accordance with GAAP.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	Change	2020	2019	Change
	(in millions)
Transportation and processing costs, as presented	$12.4	$18.0	$(5.6)	$38.2	$38.8	$(0.6)
Transportation and processing costs deducted from oil and condensate, gas and NGL sales	16.0	14.2	1.8	45.6	40.7	4.9
Adjusted transportation and processing costs	$28.4	$32.2	$(3.8)	$83.8	$79.5	$4.3

	(per Boe)
Transportation and processing costs, as presented	$1.77	$2.14	$(0.37)	$1.66	$1.63	$0.03
Transportation and processing costs deducted from oil and condensate, gas and NGL sales	2.27	1.69	0.58	1.99	1.71	0.28
Adjusted transportation and processing costs	$4.04	$3.83	$0.21	$3.65	$3.34	$0.31

This release includes a 2020 estimate for Adjusted transportation and processing costs. We are unable, however, to provide a quantitative reconciliation of the forward-looking non-GAAP measure to its most directly comparable forward-looking GAAP measure because management cannot reliably quantify certain of the necessary components of such forward-looking GAAP measure. The reconciling items in future periods could be significant.